UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 9, 2005

 CONCORDE CAREER COLLEGES, INC.
(Exact name of registrant as specified in its charter)

Delaware - (State or Other Jurisdiction of Incorporation)

Commission File No. 0-16992                                      IRS Employer Identification Number - 43-1440321

5800 Foxridge, Suite 500, Mission, Kansas , 66202
(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code:  (913) 831-9977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

On September 9, 2005, Concorde Career Colleges, Inc. (the “Company”) entered into an agreement to repurchase 600,000 shares of its common stock from the Robert F. Brozman Trust (“Trust”) in a private transaction. The total aggregate purchase price will be determined using 95% of the average closing price of the Company’s stock on the NASDAQ market over a 30-trading-day period, but the purchase price per share will be not less than $13 and not greater than $17. The 30-trading-day period began on August 19, 2005 and ends on September 30, 2005. The Company will purchase the shares with existing cash. The Company reported cash and temporary investments of $19,843,000 on its June 30, 2005 quarterly filing with the Securities and Exchange Commission.

Jack Brozman, the Company’s Chairman, CEO and President is also the Trustee of the Trust. The Trust owns 892,662 common shares or 14.8% of the 6,050,393 outstanding shares of the Company. After this repurchase, the Trust will own 292,662 common shares or 5.4% of the 5,450,393 outstanding shares of the Company. The Company expects the purchase of shares to be accretive to the Company’s earnings per share for 2005 as the repurchase will reduce the Company’s outstanding shares to 5,450,393.

A special committee of Concorde’s board of directors consisting of all of its outside directors negotiated and approved the transaction. The special committee retained a financial advisor, Legg Mason Wood Walker Incorporated (“Legg Mason”) to assist in the evaluation and negotiation of the transaction.

ITEM 9.01. Financial Statements and Exhibits

Exhibit No.

99.1                   Text of Press Release issued by the Company dated September 12, 2005.
99.2                   Stock Repurchase Agreement dated September 9, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        CONCORDE CAREER COLLEGES, INC.
                                        DATED: September 12, 2005

                                         By: /s/ Jack L. Brozman
                                                                                                                                                         Jack L. Brozman, Chief Executive Officer

                                         By: /s/ Paul R. Gardner
                                                                                                                                                         Paul R. Gardner, Chief Financial Officer